Exhibit 99

CDI Corp. Reports Second Quarter 2004 Financial Results and Announces Dividends

    PHILADELPHIA, July 22 /PRNewswire-FirstCall/ -- CDI Corp. (NYSE: CDI) today reported earnings for the second quarter ended June 30, 2004. The company also announced a special and a quarterly cash dividend.

    For the quarter ended June 30, 2004, the company reported net earnings of $5.2 million, or $0.26 per diluted share, on revenues of $264.8 million. The company also announced that its Board of Directors voted on July 20, 2004 to pay a special dividend of $2.00 per share and to pay a quarterly dividend of $0.11 per share. Both dividends will be paid on August 18, 2004 to shareholders of record as of August 4, 2004.

    "CDI continues to generate sufficient cash to fund its ongoing operations, has $79.1 million in cash and short-term investments, and has untapped borrowing capacity. We believe this is more cash than we need and our shareholders will be best served by returning a portion of the cash to them through a special dividend," said President and Chief Executive Officer Roger
H. Ballou.

    "Revenues for the quarter were softer than anticipated since activity on previously announced new contracts ramped up at a slower rate than we had expected; however, we are pleased that the sequential revenue uptick was above normal seasonal growth patterns.

    "Earnings in the second quarter were also up sequentially, but there were a number of specific items that adversely affected earnings results in the quarter. We incurred a pre-tax charge of $1.0 million related to real estate that was vacated during the quarter, primarily associated with the contraction of our Life Sciences vertical. Additionally, compared to our first-quarter spending, we incurred an incremental $400,000 in second quarter expenses related to Sarbanes-Oxley compliance. Further, the company incurred additional expenses as a result of ramping up sales and recruiting staff at Todays Staffing and AndersElite.

    "In the second quarter we recognized a $1.3 million pre-tax gain from the previously announced sale of Banister International, an executive search and consulting business owned by our Management Recruiters International segment."


    Business Segment Discussion

    The Business Solutions segment reported a sequential increase in revenues in the second quarter. This revenue gain of 4.2% was less than anticipated since activity on previously announced new contracts picked up at a slower rate than had been expected. Operating profits were adversely affected by the aforementioned costs associated with the contraction in the segment's Life Sciences vertical.

    AndersElite's second quarter revenues were up 2.2% sequentially, fueled by normal seasonal increases in U.K. infrastructure spending. However, operating profits were adversely affected by the aforementioned ramp up of sales and recruiting staff.

    Seasonal project work boosted Todays Staffing revenues by 4.4% sequentially and operating profits increased even after absorbing the aforementioned increase in revenue-producing personnel. Fundamentals continue to improve at Todays with sequential increases in billable hours.

    At Management Recruiters International (MRI), second quarter franchise royalty revenues increased 13.2% sequentially. However, MRI posted a slight sequential revenue decline caused by a decline in franchise sales during the quarter. As previously noted, MRI's operating profits also included the $1.3 million pre-tax gain on the sale of Banister International.


    Corporate Summary

    Corporate overhead costs were up sequentially primarily reflecting incremental Sarbanes-Oxley compliance spending. During the quarter, the company maintained a strong working capital position with cash and short-term investments aggregating $79.1 million at June 30, 2004.


    Business Outlook

    "Looking forward, we anticipate sequential revenue growth in the third quarter," said Ballou. "If this revenue momentum, combined with anticipated revenue from new account wins, continues through the remainder of the year, it will hopefully translate into a 10% annualized revenue growth rate by the end of the fourth quarter."


    Financial Tables Follow


    Conference Call/Webcast

    CDI Corp. will conduct a conference call at 11 a.m. (EDT) today to discuss this announcement. The conference call will be broadcast live over the Internet and can be accessed by any interested party at http://www.cdicorp.com. An online replay will be available at http://www.cdicorp.com for 14 days after the call.


    Company Information

    CDI Corp. (NYSE: CDI) is a provider of engineering and information technology outsourcing solutions and professional staffing. Its subsidiaries include Todays Staffing, and Management Recruiters International, the world's largest executive search and recruitment organization. Visit CDI on the web at http://www.cdicorp.com.


                            Safe Harbor Statement

    Certain information in this news release contains forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Certain forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "hopes," "intends," "plans," "estimates," or "anticipates" or the negative thereof or other comparable terminology, or by discussions of strategy, plans or intentions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These include risks and uncertainties such as competitive market pressures, material changes in demand from larger customers, availability of labor, the company's performance on contracts, changes in customers' attitudes towards outsourcing, government policies or judicial decisions adverse to the staffing industry and changes in economic conditions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company assumes no obligation to update such information.




                            CDI CORP. AND SUBSIDIARIES
                       Consolidated Statements of Earnings
                                    Unaudited
                      (in thousands, except per share data)

                         For the three months ended   For the six months ended
                              June 30,    March 31,           June 30,
                           2004     2003     2004         2004       2003

    Revenues             $264,839  269,994  255,987      520,826    539,520

    Cost of services      201,806  204,824  194,739      396,545    405,974

    Gross profit           63,033   65,170   61,248      124,281    133,546

    Operating and
     administrative
     expenses              56,781   56,452   53,852      110,633    116,466

    Gain on sale of assets (1,295)       -        -       (1,295)         -

    Operating profit        7,547    8,718    7,396       14,943     17,080

    Interest income, net
     and other               (136)    (252)    (268)        (404)      (626)

    Earnings before income
     taxes                  7,683    8,970    7,664       15,347     17,706

    Income tax expense      2,474    2,867    2,728        5,202      6,143

    Net earnings            5,209    6,103    4,936       10,145     11,563


    Diluted earnings
     per share              $0.26     0.31     0.25         0.51       0.59

    Diluted number of
     shares                20,099   19,739   19,937       20,018     19,647


                                  June 30,  December 31,  March 31,   June 30,
                                    2004        2003        2004        2003
    Selected Balance Sheet Data:
    Cash, cash equivalents and
     short-term investments        $79,052      72,836     78,659     105,378

    Accounts receivable, net      $203,600     199,630    202,674     204,175

    Current assets                $299,711     289,694    299,691     331,259

    Total assets                  $407,662     401,562    408,494     444,435

    Current liabilities            $95,954      95,266     98,667     122,639

    Shareholders' equity          $307,102     297,351    302,165     323,204


                         For the three months ended   For the six months ended
                              June 30,    March 31,           June 30,
                           2004     2003     2004         2004       2003
    Selected Cash Flow
     Data:
    Depreciation expense   $2,414   3,808    2,425        4,839      6,893

    Capital expenditures   $1,715   3,579    1,391        3,106      7,786

    Dividends paid         $1,767    None    1,765        3,532       None


                         For the three months ended   For the six months ended
                              June 30,    March 31,           June 30,
                           2004     2003     2004         2004       2003
    Selected Earnings and
     Other Financial Data:
    Revenues             $264,839  269,994  255,987      520,826   539,520

    Gross profit          $63,033   65,170   61,248      124,281   133,546

    Gross profit margin      23.8%    24.1%    23.9%        23.9%     24.8%

    Operating and
     administrative
     expenses as a
     percentage of
     revenue                 21.4%    20.9%    21.0%        21.2%     21.6%

    Corporate expenses     $3,672    3,690    3,128        6,800     7,119
    Corporate expenses
     as a percentage
     of revenue               1.4%     1.4%     1.2%         1.3%      1.3%

    Operating profit
     margin                   2.8%     3.2%     2.9%         2.9%      3.2%

    Effective income
     tax rate                32.2%    32.0%    35.6%        33.9%     34.7%

    Pre-tax return on
     shareholders' equity
     - last twelve
     months (a)              10.1%     8.6%    10.8%          N/A       N/A

    (a) Current quarter combined with the three preceding quarters' pre-tax net earnings or (loss) from continuing operations divided by the average shareholders' equity.


                         For the three months ended   For the six months ended
                              June 30,     March 31,           June 30,
                           2004     2003      2004         2004       2003

    Selected Segment Data:
         Business Solutions
    Revenues              $179,634  182,046  172,452      352,086    367,605

    Gross profit            35,530   35,896   33,874       69,404     75,648
    Gross profit margin       19.8%    19.7%    19.6%        19.7%      20.6%

    Operating profit         5,741    6,330    6,224       11,965     14,280
    Operating profit margin    3.2%     3.5%     3.6%         3.4%       3.9%

            AndersElite
    Revenues               $40,387   35,403   39,515       79,902     69,125

    Gross profit             9,926    8,760    9,837       19,763     17,496
    Gross profit margin       24.6%    24.7%    24.9%        24.7%      25.3%

    Operating profit           851    2,064    1,518        2,369      3,830
    Operating profit margin    2.1%     5.8%     3.8%         3.0%       5.5%

          Todays Staffing
    Revenues               $31,223   36,441   29,901       61,124     71,013

    Gross profit             8,241   10,070    7,986       16,227     19,891
    Gross profit margin       26.4%    27.6%    26.7%        26.5%      28.0%

    Operating profit           834    2,145      456        1,290      3,537
    Operating profit margin    2.7%     5.9%     1.5%         2.1%       5.0%

       Management Recruiters
           International
    Revenues               $13,595   16,104   14,119       27,714     31,777

    Gross profit             9,336   10,444    9,551       18,887     20,511
    Gross profit margin       68.7%    64.9%    67.6%        68.1%      64.5%

    Operating profit         3,793    1,869    2,326        6,119      2,552
    Operating profit margin   27.9%    11.6%    16.5%        22.1%       8.0%



SOURCE  CDI Corp.
    -0-                             07/22/2004
    /CONTACT: Vincent Webb, Vice President, Corporate Communications and Marketing, +1-215-636-1240, Vince.Webb@cdicorp.com, or Jay Stuart, Chief Financial Officer, +1-215-636-1141, Jay.Stuart@cdicorp.com, both of CDI Corp./
    /Web site:  http://www.cdicorp.com /
    (CDI)

CO:  CDI Corp.
ST:  Pennsylvania
IN:  CPR
SU:  ERN DIV ERP CCA MAV